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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of WellPoint Health Networks Inc. for the registration of 11,500,000 shares of its common stock (including 1,500,000 shares to cover over-allotments, if any) and to the incorporation by reference therein of our report dated September 27, 1996, with respect to the combined financial statements of The Group Benefits Operations of John Hancock Mutual Life Insurance Company and subsidiaries included in WellPoint Health Networks Inc.'s Current Report on Form 8-K dated October 9, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Boston, Massachusetts
March 20, 1997